Exhibit 10.79

U-STORE-IT TRUST

EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2009

10.2	Appointment of Administrative Committee	13
10.3	Powers of Plan Administrator	13
10.4	Limitation of Liability	13
10.5	Claims Procedures	13

ARTICLE 11 MISCELLANEOUS		14
11.1	Unfunded Plan	14
11.2	Spendthrift Provision	15
11.3	Employment Rights	15
11.4	Designation of Beneficiary	15
11.5	Withholding of Taxes	15
11.6	Amendment or Termination	16
11.7	No Fiduciary Relationship Created	16
11.8	Release	16
11.9	No Warranty or Representation	16
11.10	Construction	16
11.11	Governing Law	16
11.12	Counterparts	16
11.13	American Jobs Creation Act of 2004	16
11.14	Transition Elections	16
11.15	Permissible Accelerations	17

U-STORE-IT TRUST EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE 1

PURPOSE

The U-Store-It Trust Executive Deferred Compensation Plan (the “Plan”) is hereby amended and restated in accordance with the following terms and conditions for the purpose of providing deferred compensation to eligible employees, which plan is intended to be a non-qualified deferred compensation arrangement for a select group of management and highly compensated employees.   The Plan was originally adopted by the Board on November 3, 2006, amended and restated as of January 1, 2007 and is hereby further amended and restated effective January 1, 2009.

ARTICLE 2

DEFINITIONS

The following terms shall have the following meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific Articles or Sections shall refer to Articles or Sections of the Plan unless otherwise stated.

2.1           Account  means the record or records established for each Participant in accordance with Section 5.1.

2.2           Base Salary  means for a Plan Year the annual cash compensation relating to services performed during such Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, commissions, overtime, special awards, tax planning stipends, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income).  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Sections 125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

2.3           Beneficiary  means the person or persons who, pursuant to Article 8, are entitled to a distribution from the Plan after a Participant’s death.

2.4           Board  means the Board of Trustees of the Company.

2.5           Bonus  means for a Plan Year any compensation relating to services performed during such Plan Year payable to a Participant pursuant to a regular U-Store-It Trust bonus program, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year.

2.6           Code  means the Internal Revenue Code of 1986, as amended.

2.7           Company  means U-Store-It Trust, a Maryland real estate investment trust.

2.8           Compensation Committee  means the Compensation Committee of the Board of Trustees or, at any time that no such committee exists, the Board.

2.9           Deferred Compensation  means the portion of a Participant’s Base Salary or Bonus allocated to the Participant’s Retirement Distribution Account or an In-Service Distribution Account in accordance with Section 4.1 of the Plan.

2.10         Deemed Investment Options  means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Accounts.

2.11         Distribution Account  means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution Accounts established on the books of account of the Company, pursuant to Section 5.1.

2.12         Distribution Option  means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

2.13         Election Agreement  means the written agreement entered into by an Employee, pursuant to which the Employee becomes a Participant in the Plan and makes an election relating to Deferred Compensation and the period over which Deferred Compensation, Matching Deferred Compensation, and Nonelective Deferred Compensation and investment return thereon will be paid.

2.14         Employee  means, with respect to each Employer, management and highly compensated employees.

2.15         Employer  means the Company and any other entity with which the Company would be considered a single employer (within the meaning of Section 414(b) of the Code) which, with the authorization of the Board, adopts the Plan for the benefit of its employees pursuant to resolution of its board of directors.

2.16         In-Service Distribution Accounts  means the Accounts maintained for a Participant for each Plan Year to which Deferred Compensation is credited pursuant to the In-Service Distribution Option.

2.17         In-Service Distribution Option  means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

2.18         Matching Deferred Compensation  means a Participant’s matching deferred compensation allocated to the Participant’s Account as further described in Section 4.2.

2.19         Nonelective Deferred Compensation  means a Participant’s nonelective deferred compensation allocated to the Participant’s Account as further described in Section 4.3.

2.20         Participant  means an Employee or former Employee of an Employer who has met the requirements for participation under Section 3.1 and who is or may become eligible to receive a benefit from the Plan or whose beneficiary may be eligible to receive a benefit from the Plan.

2.21         Plan  means the plan, the terms and provisions of which are herein set forth, and as it may be amended or restated from time to time, designated as the “U-Store-It Trust Executive Deferred Compensation Plan.”

2.22         Plan Administrator means the Company.

2.23         Plan Year  means the period beginning on November 6, 2006, and ending on December 31, 2006, and thereafter beginning on January 1 and ending on December 31 of each year.

2.24         Retirement  means a Participant’s Separation from Service with the Company (for reasons other than death) at or after age 55.

2.25         Retirement Distribution Account  means the Account maintained for a Participant to which Deferred Compensation, Matching Deferred Compensation, and Nonelective Deferred Compensation are credited pursuant to the Retirement Distribution Option.

2.26         Retirement Distribution Option  means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

2.27         Separation from Service  means a “separation from service” as defined in Section 1.409A-1(h) of the Treasury Regulations; provided that in applying Section 1.409A-1(h)(1)(ii) of the Treasury Regulations, a Separation from Service shall be deemed to occur if the Participant’s Employer and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Employers (whether as an Employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant for the Employers (whether as an Employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Employers if the Participant has been providing services to the Employers for less than 36 months).  In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Treasury Regulations) whether a Participant who would otherwise experience a Separation from Service with the Company and the Employers as part of the disposition of assets will be considered to experience a Separation from Service for purposes of Section 1.409A-1(h) of the Treasury Regulations.

2.28         Trust  means any domestic trust that may be maintained in the United States pursuant to Section 11.1.

ARTICLE 3

PARTICIPATION

3.1           Eligibility.  An Employee shall be eligible to participate in the Plan if he or she is an Employee designated as eligible by the Compensation Committee. Individuals not specifically designated by the Compensation Committee are not eligible to participate in the Plan.

3.2           Participation.  An Employee shall become a Participant as of the date he or she satisfies the eligibility requirements of Section 3.1 and completes all administrative forms required by the Plan Administrator. A Participant’s participation in the Plan shall terminate upon Separation from Service or upon such other events as determined by the Compensation Committee.

ARTICLE 4

BENEFITS

4.1           Deferred Compensation.  Subject to any limitations established by the Compensation Committee or the Plan Administrator and in accordance with the procedures described in Section 4.4, a Participant may elect for a Plan Year to have his or her Base Salary and/or Bonus deferred in any amount, expressed as a percentage, less applicable tax withholding, and to have that amount credited to his or her Retirement Distribution Account or In-Service Distribution Account for such Plan Year as Deferred Compensation. Deferred Compensation shall be credited to a Participant’s Accounts on such schedule as the Plan Administrator shall determine.

4.2           Matching Deferred Compensation.  There shall be credited to each Participant’s Account for each Plan Year a Matching Deferred Compensation amount equal to the total matching contribution such Participant would have received under the Company’s qualified defined contribution plan for the Plan Year without regard to the limitations imposed thereon under Sections 402(g), 415 and 417 of the Code less the actual matching contribution such Participant received under the Company’s qualified defined contribution plan for the Plan Year, or such other amount as may be established from time to time by action of the Board, provided such Participant has made the maximum elective deferrals to the Company’s qualified defined contribution plan as permitted under the terms of such plan.  Matching Deferred Compensation shall be credited to a Participant’s Retirement Distribution Account on such schedule as the Plan Administrator shall determine.

4.3           Nonelective Deferred Compensation.  The Compensation Committee may in its discretion determine for any Plan Year to make an additional credit to a Participant’s Retirement Distribution Account as Nonelective Deferred Compensation, which amount may be a different amount or percentage (including no amount) for each Participant, as the Compensation Committee shall in its sole and absolute discretion determine. Nonelective Deferred Compensation shall be credited to a Participant’s Retirement Distribution Account monthly or on such other schedule as the Compensation Committee shall determine.

4.4           Election Procedures.

(a)           Except as provided in paragraphs (b) and (c) below, compensation for services performed during a Plan Year may be deferred at the Participant’s election only if the election to defer such compensation is made not later than the close of the preceding Plan Year.

(b)           In the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant’s election shall be valid only with respect to Base Salary, Bonus, Matching Deferred Compensation and Nonelective Deferred Compensation earned with respect to services to be performed subsequent to the date of the election which must be made within 30 days after the date the Participant becomes eligible to participate in the Plan.

(c)           Each Participant shall on his or her Election Agreement with respect to each Plan Year (i) specify the percentage of Base Salary and/or the percentage of Bonus the Participant elects to defer for such Plan Year; (ii) allocate his or her deferrals between the In-Service Distribution Option and the Retirement Distribution Option in increments of ten percent, provided, however, that 100 percent of such deferrals may be allocated to one or the other of the Distribution Options; (iii) with respect to amounts allocated to the Retirement Distribution Option, for the first Plan Year in which amounts are allocated to the Retirement Distribution Option, elect whether such amounts will be paid in a single lump sum or in annual installments payable over five, ten, or fifteen years upon the Participant’s Separation from Service; and (iv) with respect to amounts allocated to the In-Service Distribution Option for the Plan Year, elect the time and manner of distribution from among the options described in Section 7.2.  Moreover, (x) at any time prior to the first Plan Year or other period in which a Participant defers compensation into his or her Retirement Distribution Account, such Participant may irrevocably specify in his or her Election Agreement that distribution of his or her Retirement Distribution Account is to be made in a lump sum on the 60th day following the date of a change in control event within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations, notwithstanding any other election made hereunder, and (y) at any time prior to the first Plan Year or other period in which a Participant defers compensation into an In-Service Distribution Account, such Participant may irrevocably specify in his Election Agreement that distribution of such In-Service Distribution Account is to be made in a lump sum on the 60th day following the date of a change in control event within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations, notwithstanding any other election made hereunder.

(d)           A Participant can change his or her Election Agreement and an eligible Employee who is not a Participant may become a Participant, as of any January 1 by completing, signing and filing an Election Agreement with the Plan Administrator not later than the preceding December 31 (subject, however, to the provisions of paragraph (b) above in the case of a Participant who becomes newly eligible during the Plan Year). A Participant who does not complete a new Election Agreement for a Plan Year will be deemed to have elected not to have any Deferred Compensation for the Plan Year and if such Participant does not have a Retirement Distribution Account Election on file, such Participant will be deemed to have elected a single lump sum to be paid on the 60th day after the date of Retirement if any Nonelective Deferral Compensation is credited to his Retirement Distribution Account for such Plan Year.  In the event any amount is credited to the Account of a Participant with respect to which no timely election concerning method of payment has been made, such amount shall be credited to the Retirement Distribution Account of such Participant and if such Participant does not have a Retirement Distribution Account election on file, such Participant will be deemed to have elected a single lump sum to be paid on the 60th day after the date of Retirement.

(e)           An election of Deferred Compensation shall be irrevocable on the first day of the Plan Year (or other period) to which it relates, except that in the case of an unforeseeable emergency as defined in Article 9 or a hardship distribution within the meaning of Section 1.401(k)-1(d)(3) of the Treasury Regulations from any plan of an Employer, the election shall be cancelled for the remainder of the Plan Year.

(f)            All Election Agreements shall be in a form acceptable to the Plan Administrator and shall be completed, signed, and filed with the Plan Administrator as provided herein.

4.5           One Time Change in Time and Form of Payment.  Notwithstanding the method of payment elected or deemed elected by a Participant with respect to his Retirement Distribution Account or any of his In-Service Distribution Accounts in accordance with Section 4.4(c)(iii), 4.4(c)(iv) or 4.4(d), such Participant may elect to make one change to the time or form of any such payment to any other permissible payment option at any time up to 12 months before the first scheduled payment; provided, however, that (a) any such election shall not be effective for at least 12 months following the date made; and (b) to the extent required by Section 409A of the Code, as a result of any such change, payment or commencement of payment shall be delayed for 5 years from the date the first payment was scheduled to have been paid (taking into account any delay of commencement of payment under Section 6.3 on account of a Participant’s status as a Specified Employee.)

ARTICLE 5

ACCOUNTS

5.1           Participant Accounts.  The Plan Administrator shall establish separate Distribution Accounts with respect to a Participant for each Distribution Option.  A Participant’s Distribution Accounts shall consist of the Retirement Distribution Account and one or more In-Service Distribution Accounts.  A Participant’s Distribution Accounts shall be maintained by the Plan Administrator in accordance with the terms of this Plan until all of the Deferred Compensation,  Matching Deferred Compensation, and Nonelective Deferred Compensation, and investment return to which a Participant is entitled has been distributed to a Participant or his or her beneficiary in accordance with the terms of the Plan. A Participant shall be fully vested in his or her Distribution Accounts at all times.

5.2           Returns on Distribution Accounts.  A Participant’s Distribution Accounts shall be credited with returns in accordance with the Deemed Investment Options elected by the Participant from time to time.  Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Deemed Investment Options available under the Plan only in whole percentages of not less than one (1) percent.  The rate of return, positive or negative, credited under each Deemed Investment Option is based upon the actual investment performance of the corresponding investment portfolios of the Company’s qualified defined contribution plan, or such other investment fund(s) as the Compensation Committee may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.  The Compensation Committee reserves the right, on a prospective basis, to add or delete Deemed Investment Options.

5.3           Deemed Investment Options.  Except as otherwise provided pursuant to Section 5.2, the Deemed Investment Options available under the Plan shall consist of pre-determined actual investment options which correspond to certain investment portfolios of the Company’s qualified defined contribution plan, or such other investment fund(s) as the Compensation Committee may designate from time to time.

Notwithstanding that the rates of return credited to Participants’ Distribution Accounts under the Deemed Investment Options are based upon the actual performance of the corresponding portfolios of the Company’s qualified defined contribution plan, or such other investment fund(s) as the Compensation Committee may designate, the Company shall not be obligated to invest any Deferred Compensation by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4           Changes in Deemed Investment Options.  A Participant may change the Deemed Investment Options to which the Participant’s Distribution Accounts are deemed to be allocated with whatever frequency is determined by the Plan Administrator, which shall not be less than four times per Plan Year.  Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages of not less than one (1) percent, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect.  Notwithstanding the provisions herein, with respect to an “executive officer” as defined in the rules promulgated under Section 16 of the Securities and Exchange Act of 1934, any change that reallocates Participant’s existing Accounts to or from the deemed Company Stock Fund or that increases or reduces the allocation to the deemed Company Stock Fund shall not become effective until the first business day of the next calendar quarter, or such other date as is determined by the Compensation Committee in its sole discretion.

5.5           Valuation of Accounts.  The value of a Participant’s Distribution Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts.

5.6           Statement of Accounts.  The Plan Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Accounts.

5.7           Distributions from Accounts.  Any distribution made to or on behalf of a Participant from one or more of his Distribution Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Deemed Investment Options to which such Account is then allocated.

5.8           Deemed Company Stock Fund.  Notwithstanding any other provision of the Plan to the contrary, for purposes of a Participant who is an “executive officer” as defined in the rules promulgated under Section 16 of the Securities and Exchange Act of 1934 and who directs any portion of his Distribution Accounts to be credited with returns in accordance with the Deemed Investment Option consisting of the Company Stock Fund, (a) Deferred Compensation, Matching Deferred Compensation and Nonelective Deferred Compensation shall be credited to that portion of the Participant’s Distribution Accounts which are credited with returns in accordance with the Deemed Investment Option consisting of the Company Stock Fund as of the first business day of the calendar quarter, or as of such other date as is determined by the Compensation Committee in its sole discretion, on or following the date that Deferred Compensation, Matching Deferred Compensation or Nonelective Deferred Compensation would have otherwise been paid to the Participant or credited to the Participant’s Account and (b) for the period commencing on the date Deferred Compensation, Matching Deferred Compensation or Nonelective Deferred Compensation would have otherwise been paid to the Participant or credited to the Participant’s Account until such date as the Deferred Compensation, Matching Deferred Compensation or Nonelective Deferred Compensation is actually credited to that portion of the Participant’s Distribution Accounts which are credited with returns in accordance with the Deemed Investment Option consisting of the Company Stock Fund, such amounts shall be deemed to earn a rate of return equal to the monthly applicable federal rate as of the first of the month.

ARTICLE 6

DISTRIBUTIONS

6.1           Retirement Distribution Option.  Subject to Section 7.1, distribution of the Participant’s Retirement Distribution Account shall commence on the later of (a) the 60th day after the Participant’s Retirement or (b) the year following the Participant’s attainment of age 65 or other elected age greater than age 55 but less than age 65, as elected by the Participant in the Election Agreement pursuant to which such Retirement Distribution Account was established.

6.2           In-Service Distribution Option.  Subject to Section 7.2, the Participant’s In-Service Distribution Account for any Plan Year shall be distributed commencing on February 28 of the Plan Year elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established.  Notwithstanding the foregoing, a Participant shall not be entitled to allocate any deferrals to an In-Service Distribution Account for the two Plan Years preceding the Plan Year which includes the date on which such Account is to be distributed and such additional deferrals shall instead be allocated to the Retirement Distribution Account.

6.3           Distribution Limitations.  Notwithstanding any other provision of the Plan to the contrary, the Retirement Distribution Account of a Specified Employee shall not be paid or commence to be paid until the date that is six months following the date of such Specified Employee’s Retirement or other Separation from Service.  On the date that payment is made or payments commence, the Participant shall receive payment of any amounts that would have otherwise been paid during the six month delay but for the application of this Section 6.3.  For purposes of this Section 6.3, Specified Employees shall be determined as of any date in accordance with the U-Store-It Trust Policy for determining Specified Employees.

ARTICLE 7

BENEFITS TO PARTICIPANTS

7.1           Benefits Under the Retirement Distribution Option.  Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

(a)           Benefits Upon Retirement.  In the case of a Participant whose service with the Company terminates on account of Retirement and whose Retirement Distribution Account balance, when added to his In-Service Distribution Account balance and the benefit payable from any other nonqualified deferred compensation arrangement that is required to be aggregated with the Plan under Section 1.409A-1(e) of the Treasury Regulations as of the date payment would otherwise commence exceeds $10,000, the Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in writing with respect to the Plan Year in the Election Agreement:  (i) in a lump sum; (ii) in annual installments over five years; (iii) in annual installments over ten years; or (iv) in annual installments over 15 years.  Any lump-sum benefit payable in accordance with this paragraph shall be paid on the date that is 60 days after the date of Retirement or on February 28 of the Plan Year elected by the Participant in an amount equal to the value of such Retirement Distribution Account as of the date of distribution.  An initial annual installment payment shall be paid on the date that is 60 days after the date of Retirement or on February 28 of the Plan Year elected by the Participant in an amount equal to (i) the value of such Retirement Distribution Account to be so distributed as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant.  The remaining annual installments shall be paid on February 28 of each succeeding Plan Year in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining, provided that the last installment payment shall be in an amount equal to the value of the Retirement Distribution Account on the date of such last installment payment.  A Participant may change the election regarding the manner of payment as described in Section 4.5 as permitted by Section 409A of the Code.

(b)           Benefits Upon Separation from Service.  In the case of a Participant who has a Separation from Service prior to the earliest date on which the Participant is eligible for Retirement, other than on account of death, or whose Retirement Account balance when added to his In-Service Distribution Account balance and the benefit payable from any other nonqualified deferred compensation arrangement that is required to be aggregated with the Plan under Section 1.409A-1(e) of the Treasury Regulations as of the date payment would otherwise commence does not exceed $10,000, the Participant’s Retirement Distribution Account shall be distributed in a lump sum on the 60th day following the date of Separation from Service, subject to the requirements of Section 6.3.

7.2           Benefits Under the In-Service Distribution Option.  Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a)           In-Service Distributions.  In the case of a Participant who continues in Service with the Company, the Participant’s In-Service Distribution Account for any Plan Year shall be paid as irrevocably elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established in one lump sum or in annual installments payable over 2, 3, 4, or 5 years.  Any lump-sum benefit payable in accordance with this paragraph shall be paid on February 28 of such Plan Year in an amount equal to the value of such In-Service Distribution Account on the date of payment.  The initial annual installment payment shall be paid on February 28 of such Plan Year in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established.  The remaining annual installments shall be paid on February 28 of each succeeding year in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining, provided that the last installment payment shall be in an amount equal to the value of such In-Service Distribution Account on the date of such last installment payment.

(b)           Benefits Upon Separation from Service.  In the case of a Participant who has a Separation from Service prior to the date on which the Participant’s In-Service Distribution Account would otherwise be distributed, other than on account of death, such In-Service Distribution Account shall be distributed as irrevocably elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established.

ARTICLE 8
SURVIVOR BENEFITS

8.1           Death of Participant Prior to the Commencement of Benefits.  In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 11.4, pursuant to Section 8.2 or 8.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

8.2           Survivor Benefits Under the Retirement Distribution Option.  In the case of a Participant with respect to whom the Plan Administrator has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Section 7.1, distribution of such Retirement Distribution Account shall be made in a lump sum on the first day of the second month following the Participant’s death.  The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the date on which such benefit is paid.

8.3           Survivor Benefits Under the In-Service Distribution Option.  In the case of a Participant with respect to whom the Plan Administrator has established one or more In-Service Distribution Accounts, and who dies prior to the date on which such In-Service Distribution Accounts are to be paid pursuant to Section 7.2, distribution of such In-Service Distribution Accounts shall be made in a lump sum on the first day of the second month following the Participant’s death.  The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such In-Service Distribution Account as of the date on which such benefit is paid.

8.4           Death of Participant After Benefits Have Commenced.  In the event a Participant dies after annual installment benefits payable under Section 7.1 or 7.2 have commenced, but before the entire balance of the applicable Distribution Account has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 11.4, at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

ARTICLE 9

EMERGENCY BENEFIT

In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable emergency, the Company shall pay to the Participant from the Participant’s Distribution Account(s), within 60 days following such determination, an amount not exceeding the amount reasonably necessary to meet the emergency (which may include amounts necessary to pay any Federal, State, or local income taxes or penalties reasonably anticipated that result from the distribution), after deduction of any and all taxes as may be required pursuant to Section 11.5 (the “Emergency Benefit”).  For purposes of this Plan, an unforeseeable emergency is a severe financial hardship of the Participant arising from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Cash needs arising from foreseeable events such as the education expenses for children shall not be considered to be the result of an unforeseeable financial emergency.  Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant.  If the distribution exhausts the In-Service Distribution Accounts, the Retirement Distribution Account may be accessed.  With respect to that portion of any Distribution Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan.  Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.  It is intended that the Plan Administrator’s determination as to whether a Participant has suffered an “unforeseeable emergency” shall be made consistent with the requirements under Section 409A of the Code.

ARTICLE 10

ADMINISTRATION

10.1         Plan Administrator.  The Company shall have the sole responsibility for the administration of the Plan and is designated as Plan Administrator.

10.2         Appointment of Administrative Committee.  The Company may delegate its duties as Plan Administrator to an Administrative Committee.  The members of the Administrative Committee shall be selected by the Board.

10.3         Powers of Plan Administrator.  The Plan Administrator shall have the full and exclusive power, discretion and authority to administer the Plan. The determinations and decisions of the Plan Administrator are final and binding on all persons. The Plan Administrator’s powers shall include but shall not be limited to, the power to:

(a)           Maintain records pertaining to the Plan.

(b)           Interpret the terms and provisions of the Plan, and to construe ambiguities and correct omissions.

(c)           Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.

(d)           Determine the rights under the Plan of any Participant applying for or receiving benefits.

(e)           Administer the claims procedure provided in this Article.

(f)            Perform all acts necessary to meet the reporting and disclosure obligations imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(g)           Delegate specific responsibilities for the operation and administration of the Plan to such employees or agents as it deems advisable and necessary.

In the exercise of its powers, the Plan Administrator shall be entitled to rely upon all tables, valuations, certificates and reports furnished by any accountant or consultant and upon opinions given by any legal counsel in each case duly selected by the Plan Administrator.

10.4         Limitation of Liability.  The Plan Administrator and the Company and all other Employers, and their respective officers and directors (including but not limited to the members of the Board), shall not be liable for any act or omission relating to their duties under the Plan, unless such act or omission is attributable to their own willful misconduct or lack of good faith.

10.5         Claims Procedures.

(a)           All claims under the Plan shall be directed to the attention of the Plan Administrator. Any Participant or Beneficiary whose application for benefits or other claim under the Plan has been denied, in whole or in part, shall be given written notice of the denial by the Plan Administrator within sixty (60) days after the receipt of the claim. The notice shall explain that the Participant or Beneficiary may request a review of the denial and the procedure for requesting review. The notice shall describe any additional information necessary to perfect the Participant’s or Beneficiary’s claim and explain why such information is necessary. If a Participant or Beneficiary does not receive a written response to a claim within sixty (60) days after receipt of the claim by the Plan Administrator, the claim will be deemed to be denied.

(b)           A Participant or Beneficiary may make a written request to the Plan Administrator for a review of any denial of claims under this Plan. The request for review must be in writing and must be made within sixty (60) days after the mailing date of the notice of denial or the deemed denial. The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

(c)           A Participant or Beneficiary who requests a review of denial of claims in accordance with this claims procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant or Beneficiary may have a duly authorized representative act on his or her behalf in exercising his or her right to request a review and any other rights granted by this claims procedure. The Plan Administrator shall provide a review of the decision denying the claim within sixty (60) days after receiving the written request for review. If a Participant or Beneficiary does not receive a written response to a request for a review within the foregoing time limit, such request will be deemed to be denied. A decision by the Plan Administrator for review shall be final and binding on all persons.

ARTICLE 11
MISCELLANEOUS

11.1         Unfunded Plan.

(a)           The Plan shall be an unfunded plan maintained by the Company and the other Employers for the purpose of providing benefits for a select group of management or highly compensated employees. Neither the Company nor any other Employer shall be required to set aside, earmark or entrust any fund or money with which to pay their obligations under this Plan or to invest in any particular investment vehicle and may change investments of Company assets at any time.

(b)           The Company may establish a Trust to hold property that may be used to pay benefits under the Plan. The Trust shall be a domestic trust maintained in the United States. The Trust shall be intended to be a grantor trust, within the meaning of Section 671 of the Code, of which the Company is the grantor, and the Plan is to be construed in accordance with that intention. Notwithstanding any other provision of this Plan, the assets of the Trust will remain the property of the Company and will be subject to the claims of creditors in the event of bankruptcy or insolvency, as provided in the Trust Agreement. No Participant or person claiming through a Participant will have any priority claim on the assets of the Trust or any security interest or other right superior to the rights of a general creditor of the Company or the other Employers as provided in the Trust Agreement.

(c)           Subject to the following provisions of this Section 11.1(c), all benefits under this Plan shall be paid by the Participant’s Employer(s) from its general assets and/or the assets of the Trust, which assets shall, at all times, remain subject to the claims of creditors as provided in the Trust Agreement. No Employer, other than the Company as provided below, shall have any obligation to pay benefits hereunder in respect of any Participants who are not Employees or former Employees of such Employer. The obligation of each Employer hereunder in respect of any Participant shall be limited to the amounts payable to such Participant from the Account established for such Participant in respect of employment with that Employer, except that if an Employer shall fail to make or cause to be made any benefit payment hereunder when due, the Company shall promptly make such benefit payment from its general assets and/or the assets of the Trust.

(d)           Neither Participants, their Beneficiaries nor their legal representatives shall have any right, other than the right of an unsecured general creditor, against the Company or any other Employer in respect of any portion of a Participant’s Account and shall have no right, title or interest, legal or equitable, in or to any asset of the Company or any other Employer or the Trust.

11.2         Spendthrift Provision.  The Plan shall not in any manner be liable for or subject to the debts or liabilities of any Participant or Beneficiary. No benefit or interest under the Plan is subject to assignment, alienation, pledge or encumbrance, whether voluntary or involuntary, and any purported or attempted assignment, alienation, pledge or encumbrance of benefits shall be void and will not be recognized by the Company or any other Employer.

11.3         Employment Rights.  The existence of the Plan shall not grant a Participant any legal or equitable right to continue as an Employee nor affect the right of the Company or any other Employer to discharge a Participant.

11.4         Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee.  If no Beneficiary has been named, or if the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

11.5         Withholding of Taxes.  To the extent required by applicable law, the Company or another Employer will withhold from a Participant’s compensation and/or Deferred Compensation and any payment hereunder all taxes required to be withheld for federal, state or local government purposes.

11.6         Amendment or Termination.  Subject to the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, provisions of Section 11.13, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time without prior notice by action of its Board; provided, however, that no such action may deprive a Participant of his rights to receive a benefit pursuant to the Plan with respect to compensation deferred prior to such action. Subject to the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, an Employer may terminate its participation in the Plan at any time by action of its board of directors.

11.7         No Fiduciary Relationship Created.  Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be deemed to create a fiduciary relationship between the Company or any other Employer or the Plan Administrator and any Participant, Beneficiary or any other person.

11.8         Release.  Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company, the other Employers and any of their respective officers, directors, shareholders, employees or agents.

11.9         No Warranty or Representation.  Neither the Company nor any other Employer makes any warranty or representation regarding the effect of deferrals made or benefits paid under this Plan for any purpose.

11.10       Construction.  Words used in the masculine shall apply to the feminine where applicable; and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

11.11       Governing Law.  To the extent that Ohio law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the State of Ohio.

11.12       Counterparts.  This Plan may be signed in any one or more counterparts each of which together shall constitute one instrument.

11.13       American Jobs Creation Act of 2004.  The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto.  Notwithstanding any provision of the Plan or any Election Agreement to the contrary, no otherwise permissible election or distribution shall be made or given effect under the Plan that would result in taxation of any amount under Section 409A of the Code.

11.14       Transition Elections.  Notwithstanding any other elections made hereunder and only to the extent permitted by the Company and transition rules issued under Section 409A of the Code, through such dates as specified by the Company pursuant to transitional guidance issued under Section 409A of the Code, Participants have been permitted to make one or more elections as to the time and form of payment of their In-Service Distribution Accounts and Retirement Distribution Accounts under the Plan, provided that (a) any such elections made during 2006 were only available for amounts that were payable after the 2006 calendar year and could not accelerate any payments into the 2006 calendar year, (b) any such elections made during 2007 were only available for amounts that were payable after the 2007 calendar year and could not accelerate any payments into the 2007 calendar year, and (c) any such elections made during 2008 were only available for amounts that were payable after the 2008 calendar year and could not accelerate any payments into the 2008 calendar year.

11.15       Permissible Accelerations.  Notwithstanding any other provision of the Plan to the contrary, in accordance with Section 1.409A-3(j)(4) of the Treasury Regulations, the Company may, in its sole discretion, cause payments to or on behalf of a Participant to be accelerated (i) to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code, (ii) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government, (iii) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant or Beneficiary to participate in activities in the normal course of his or her position in which a Participant or Beneficiary would otherwise not be able to participate under an applicable rule); (iv) to pay FICA taxes on any amounts deferred under the Plan and any state, local or foreign income tax withholding related to such FICA tax, (v) at any time the Plan fails to meet the requirements of Section 409A of the Code and the Treasury Regulations thereunder; provided however that the amount of the accelerated payment may not exceed the amount required to be included as a result of the failure to comply with Section 409A of the Code and the Treasury Regulations thereunder; (vi) where the acceleration of the payment is made pursuant to a termination and liquidation of the Plan in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations; (vii) to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to the amount deferred under the Plan before the amount is paid or made available to the Participant or Beneficiary; provided such payment may not exceed the amount of such taxes due as a result of participation in the Plan; (viii) as satisfaction of a debt of the Participant or Beneficiary to the Company in accordance with Section 1.409A-3(j)(4)(xiii) of the Treasury Regulations and (ix) where such payment occurs as a part of a settlement between the Participant or the Beneficiary and the Company of an arm’s length, bona fide dispute as to the Participant’s or Beneficiary’s right to the deferred amount.

IN WITNESS WHEREOF, U-Store-It Trust,  has executed this Amended and Restated Plan on the            day of December, 2008.

U-STORE-IT TRUST

By:	/s/ Christopher P. Marr
Name:	Christopher P. Marr
Title:	President and Chief Investment Officer